Exhibit 99.1

Contact:	Randall J. Larson, CEO Gregory J. Pound, President Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. DECLARES DISTRIBUTION

Friday, July 18, 2008	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (NYSE:TLP) announced that on July 18, 2008 it declared a distribution of $0.58 per unit for the period from April 1, 2008 through June 30, 2008.  This distribution represents an increase of $0.01 per unit over the distribution attributable to the three months ended March 31, 2008 and is payable on August 5, 2008 to unitholders of record on July 31, 2008.

TransMontaigne Partners recently has received several inquiries from analysts, investors and other interested parties.  We have prepared the following statements to address the inquiries raised regarding TransMontaigne Partners:

•      TransMontaigne Partners is a terminaling and transportation company with operations along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeastern United States.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  We do not purchase or market products that we handle or transport.  Therefore, we do not have direct exposure to changes in commodity prices, except for the value of refined product gains and losses arising from terminaling services agreements with certain customers.

•      We have several significant customer relationships from which we expect to continue to derive a substantial majority of our revenue for the foreseeable future.  These relationships include:

•      Morgan Stanley Capital Group Inc.

•      TransMontaigne Inc.

•      Valero Marketing and Supply Group

•      Marathon Petroleum Company LLC

•      PMI Trading Limited, an affiliate of Mexico’s state-owned petroleum company

•      With regard to the recently announced liquidity issues facing SemGroup, L.P., we have terminaling services agreements in place with SemMaterials, L.P., a wholly-owned subsidiary of SemGroup, L.P., that have accounted for approximately 1% of our consolidated revenue for the six months ended June 30, 2008.  Accordingly, we currently do not have, nor do we expect to have, any material financial exposure to SemGroup, L.P. and its subsidiaries under these agreements.

•      We have a senior secured credit facility that provides for a maximum borrowing line of credit equal to $200 million at June 30, 2008.  At June 30, 2008, our outstanding borrowings were approximately $140 million, resulting in available capacity of approximately $60 million at June 30, 2008.  The senior secured credit facility expires on December 22, 2011.

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeastern United States.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined petroleum products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined petroleum products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward Looking Statements

This press release includes statements that may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 10, 2008.

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